PVG ASSET MANAGEMENT POLICIES AND PROCEDURES CODE OF ETHICS 2009

PVG Asset Management is committed to a Compliance Program per SEC Rule 206(4)-7 and has developed and implemented policies to ensure compliance.  Copies of this CODE OF ETHICS will be distributed to officers, directors and access employees of the Company at least annually and all such persons will be required to certify his or her compliance with these procedures by means of a written acknowledgement of receipt of this Statement and agree to abide by their provisions.

PVG Asset Management is organized as an independent investment advisory firm with individual, corporate and public retirement plan clients.  Joseph N. Pecoraro, Jr. is designated Chief Compliance Officer to administer the compliance of established policies and procedures.

Joseph N. Pecoraro, John V Johnson, Patrick S Adams and Dorothea J. Moore, under their respective contracts with PVG Asset Management Corporation, “PVG”, each manage and directly supervise the investment portfolios of PVG and each is authorized, on behalf of PVG, to take actions necessary and appropriate to carry into effect the investment policies and programs which it recommends and the supervisory functions which it assumes, including the direct placing of purchase and sales orders on behalf of the portfolios.  The fiduciary relationship thus created, in effect, places the interests of the client ahead of the interests of the firm and/or any individuals affiliated or associated with PVG Asset Management at all times.  This relationship requires maintenance of the highest standards of integrity and Ethics by all directors, officers, and employees of PVG Asset Management Corporation.

COMPLIANCE PROGRAM. These Compliance Policies are applicable to those individuals deemed to be “access” persons within the definition of the Investment Advisers Act Section 202(a)(25), including Principals, Portfolio Managers, Sales and Marketing, and Administrative personnel who provide investment advice and reporting to the client. Annually, a copy of these policies is provided to each such individual.

No person affiliated or associated with PVG Asset Management shall attempt to use his or her influence to cause any of the PVG managed accounts to purchase, sell, or retain any securities for the purpose of seeking any form of personal gain.  The prohibition of this paragraph would apply, for example, where an affiliated or associated person of PVG purchased a security prior to any purchase of the same securities by any of the PVG managed accounts and thereafter attempted to purchase or influence others to purchase the same security for any of the PVG managed accounts.

It is also the policy of PVG to prohibit, prior to general public release, the transmission, distribution, or communication of any information regarding securities transactions of the PVG managed accounts except to broker/dealers in the ordinary course of business.  In addition, no information obtained during the course of employment regarding particular securities (including reports and recommendations of the Investment Division) may be transmitted, distributed, or communicated to anyone who is not affiliated with PVG, without the prior written approval of the Chief Compliance Officer of PVG or such person(s) as he may designate to act on his behalf.

ACCESS PERSONS  The following individuals are considered access persons:

Joseph N. Pecoraro, Jr.

John V Johnson

Dorothea J. Moore

Mary M Burns

J. Curtis Clint

Jana F Henderson

Patrick S Adams

J Alan Favre

No officer, director or employee of PVG shall directly or indirectly own, operate, manage, or otherwise engage in or be employed by any outside business activity on either a full-time or part-time basis without the prior written approval of the Chief Compliance Officer of PVG.

No officer, director, or employee of PVG shall directly or indirectly accept in any one year any gifts, gratuities, or favors with a total value in excess of $50 from any broker/dealer or other who transacts business with PVG.  The receipt of any such benefits shall be reported to PVG’s Chief Compliance Officer and promptly returned to the sender.

POLICIES TO PREVENT INSIDER TRADING. PVG has developed policies and procedures to safeguard material non public information and ensure there is no improper buying or selling on the part of members of the firm who could profit ahead of clients.  Access persons are required to notify and obtain approval prior to placing trades in their personal accounts or those over which the access person has direct or indirect control.

The PVG Organization forbids any officer, director or access employee from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law.   This Ethics is frequently referred to as “insider trading.”  This Policy Statement applies to every officer, director and access employee and extends to activities within and outside their duties of the PVG Organization.  Any questions regarding the PVG Organization’s policy and procedures should be referred to the person designated as the Compliance officer.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

Insider Trading Law.  While the law concerning insider trading is not static, it is generally understood that the law prohibits trading by an insider, while in possession of material nonpublic information, or trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or communicating material nonpublic information to others.

1. Who is an Insider? The concept of “insider” is broad.  It includes officers, directors and employees of a company.  In addition, an “outsider” can become a “temporary insider” if he or she enters into a special confidential relationship in the Ethics of a company’s affair and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.  In addition, an employee, officer or director of the PVG Organization may become a temporary insider of a company that any member of the PVG Organization advises or for which it performs other services.  According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered to have the responsibilities of an insider.

2. What is Material Information?  Trading on inside information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that officers, directors and employees should consider material includes, but is not limited to:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company’s business.  For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.  Likewise, the potential effect on the market price of a specific security of a decision at an investment meeting or a member of the PVG Organization to purchase or sell that security for one or more accounts may be material information.

3. What is Nonpublic Information? Information is nonpublic until it has been effectively communicated to the market place.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publication of general circulation would be considered public.

4. Penalties for Insider Trading. Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful Ethics and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

-civil injunctions

-treble damages

-disgorgement of profits

-jail sentence

-fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

-fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Policy Statement can be expected to result in serious sanctions by the PVG Organization, including dismissal of the persons involved.

PROCEDURES TO IMPLEMENT POLICY AGAINST INSIDER TRADING

The following procedures have been established to aid the officers, directors and employees of the PVG Organization in avoiding insider trading, and to aid the PVG Organization in preventing, detecting and imposing sanctions against insider trading.  Every officer, director and employee of each member of the PVG Organization must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.  If you have any questions about these procedures you should consult the Compliance Officer.

A. Identifying Inside Information  Before trading for yourself or others, including investment companies or private accounts managed by any member of the PVG Organization, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

  Is the information material?  Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

  Is the information nonpublic?  To whom has this information been provided?  Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material or nonpublic, you should take the following steps.

  Report the matter immediately to the Compliance Officer.

  Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by a member of the PVG Organization.

  Do not communicate the information inside or outside the PVG Organization, other than to the Compliance Officer.

  After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

B. Personal Security Trading You shall obtain clearance for securities transactions for yourself and those persons for whom you make investment decisions by submitting the Security Trading Request Form to the CCO prior to making a trade in any reportable security as outlined below.

C. Restricting Access to Material Nonpublic Information. Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including members of the press, industry analysts, and other employees, officers or directors of members of the PVG Organization, except as provided above. In addition, care should be taken so that such information is secure.  For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted; and creation, maintenance and destruction of confidential documents should be controlled.

D. Resolving Issues Concerning Insider Trading. If doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Compliance Officer before trading or communicating the information to anyone.

SUPERVISORY PROCEDURES   The role of the Compliance Officer is critical to the implementation and maintenance of this Policy Statement.

Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

A. Prevention of Insider Trading To prevent insider trading, the Compliance Officer will:

  resolve issues of whether information received by an officer, director or employee of the Company is material and nonpublic,

  when it has been determined that an officer, director or employee has material nonpublic information the Compliance Officer will implement measures to prevent dissemination of such information, and if necessary, restrict officers, directors and employees from trading the securities, and promptly review, and either approve or disapprove, in writing, each request of an officer, director or employee for clearance to trade in specified securities.

B. Detection of Insider Trading To detect insider trading, the Compliance Officer will view the trading activity reports filed by each officer, director and employee and review the trading activity of private accounts managed by PVG.

INITIAL AND ANNUAL HOLDINGS REPORT  Upon becoming an access person, and at least annually thereafter, each PVG access person will file with the Chief Compliance Officer a listing of their personal securities holdings, evidenced by a copy of a securities account statement listing their composite holdings. These reports must be current as of a date not more than 45 days prior to becoming an access person (initial report) or the date the annual report is submitted.

PERSONAL SECURITIES TRADING

Each officer, director and employee shall conduct any personal securities transactions in such a manner as to be consistent with the Code of Ethics and shall avoid any actual or potential conflict of interest or any abuse of any employee’s position of trust and responsibility. In this connection, no officer, director, or employee of PVG shall directly or indirectly: (a) purchase from or sell to any broker/dealer or others who transact business with PVG any security or other property upon terms more favorable than those obtainable at the time by the general public;  (b) purchase from or sell to any broker/dealer representative or account executive who receives compensation or credit for transacting business with PVG any security or other property; or (c) participate in the purchase of any new issue.

No officer, director or employee of PVG shall directly or indirectly acquire beneficial ownership in any security in an initial public offering or in a limited offering without express approval of the Chief Compliance Officer of PVG.

These prohibitions apply to any securities transactions or accounts in which the PVG individual may have: (a) a direct or indirect beneficial interest, including those in the name of a relative or friend; or (b) control over the purchase and/or sale of securities.

Access persons must obtain permission prior to executing any securities transaction by submitting a Security Trading Request to the Chief Compliance Officer. Doing so assures that the security is not being considered for purchase or sale in any portfolio managed by PVG’s portfolio managers.  Each PVG access person will submit quarterly reports detailing all reportable transactions no later than 30 days after the close of the calendar quarter.

Reportable securities include those in which the access person has, or acquires, any direct or indirect beneficial ownership (those held by his or her immediate family members sharing the access person’s household).

Reports are not required for (1) transactions effected pursuant to an automatic investment plan; (2) Securities held in accounts over which the access person had no direct or indirect influence or control.

  Excludable transactions include:

  Direct obligations of the U.S. Government

  Money market instruments—bankers’ acceptances, bank cd’s, commercial paper, repurchase agreements and other high quality short-term debt instruments.

  Money market fund shares

  Shares of other types of mutual funds unless the advisor or a control affiliate acts as the investment adviser, sub-advisor or principal underwriter for the fund

  Units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

PRIVACY POLICY.  PVG’s written privacy policies are delivered to new clients at account initiation and annually thereafter:

PVG Asset Management recognizes that its customers have an expectation that PVG and its affiliates will maintain the confidentiality of customers' nonpublic personal information.  Consequently, PVG has adopted this Privacy Policy concerning information that you provide and information that is obtained in servicing your account.

All officers, directors, or employees shall treat any information concerning the identity of security holdings and financial circumstances of clients as strictly confidential.  Nonpublic personal Information about you is collected for purposes of managing and administering your business relationship with us.  This is not for resale or transfer to unaffiliated parties and is shared with third parties only to allow us to manage, trade and administer the account.  The information we collect, the source of the information and the purposes it is used for are explained below. If you terminate your relationship, PVG will adhere to the privacy policies and practices described in this notice.

Information Collected

The information we collect is summarized as follows:

  Account Establishment Information.  This is information furnished by you on forms creating your account with PVG and its affiliated companies.  Examples are your name and address, Social Security number and beneficiary designations (if applicable).

  Account Transaction Information. This includes information obtained from you and the various entities that comprise the assets in your account.  It includes correspondence and telephone contacts with us concerning the account, account assets, and our services.  If the account was transferred from another financial institution, it may contain records from that institution.

Nonpublic Information that is Disclosed

All information in your account may be disclosed to any person or entity you have authorized following your account establishment documents.  In addition, information may be disclosed to affiliated or nonaffiliated third parties to further your goals in establishing an account with PVG.  Categories of information that are disclosed are as follows:

  Identifying information. Examples of this information include your name, address and Social Security or tax identification number.

  Transaction Information.  Examples include our directives to purchase or sell an asset in your account and the receipt of income to the account or distributions from the account.

Parties to Whom We May Disclose Nonpublic Information

PVG may disclose both identification and transaction information to affiliated and nonaffiliated parties for the following reason:

  Financial Services Providers. Examples are brokers, transfer agents, mutual fund companies, administrators, or other representatives of the seller or purchaser of the assets or a firm that provides valuations for securities.

PVG does not disclose nonpublic personal information about our clients to any party, except as directed by you and permitted by law.

How PVG Protects the Confidentiality of Your Nonpublic Personal Information.

PVG and its affiliates value your trust.  To maintain that trust, we have safeguards to protect the privacy of your nonpublic personal information.  We never sell or trade your information with nonaffiliated companies.  When information is provided to third party service providers, safeguards are in place to make certain that these organizations use the information only for the purpose provided.

PVG maintains its records on secured computers.  Once hired, employees are advised of PVG privacy policies and of the confidential nature of the information they handle.  Employees are limited to accessing only that customer information necessary to perform their job functions.

PROXY VOTING POLICY

PVG clients who have delegated proxy voting authority to PVG require that proxy votes be cast in the best interests of the client.  On behalf of its clients, PVG acquires and holds a company’s securities in the portfolios it manages in the expectation of profit.

The ability and judgment of management is, in PVG’s opinion, critical to the investment success of any portfolio company.  PVG generally will not hold securities of companies whose management it questions.  PVG casts most of its proxy votes, particularly on routine matters, such as the slate of director nominees, ratification of accountants, changing corporate names and similar matters, in accordance with portfolio company management recommendations.

ANNUAL UPDATING AMENDMENT AND NOTICE FILING. As an SEC-registered advisor, PVG amends and files Form ADV Part I and renews notice filing with the appropriate states within 90 days after the end of its fiscal year end through the IARD system.  ADV Part II is updated and amended as necessary and is given to each client upon account opening and offered to clients annually.

CUSTODY AND CLIENT BILLING. PVG is deemed to have custody expressly for the sole purpose of deducting investment advisory fees.

BOOKS & RECORDS. PVG generally maintains 5 years of client records on site.

BEST EXECUTION. PVG generally executes trades through the custodian selected by the clients. Considerations such as the ease of trading, the existing custodian relationships, pricing visibility, cost of trading and the speed of execution factor into the choice of Custodian. Currently, we have custodian/trading arrangements with Charles Schwab, Datalynx, Prudential and Pershing. PVG routes trades through the ECN platform provided by TradeStation for those clients whose accounts are custodied at Bear Stearns.

PVG ASSET MANAGEMENT CORPORATION CODE OF ETHICS

The policies set forth in this Code of Ethics must be strictly adhered to by all persons affiliated or associated with PVG.  Severe sanctions and penalties may be imposed upon individuals affiliated or associated with money management or mutual fund organizations who use inside or confidential information, gained during the course of their employment, to seek financial benefits for either themselves or third parties.

Compliance with this Code of Ethics is mandatory and any violation is cause for termination of employment.

I acknowledge that I have read and understand this Code of Ethics of PVG Asset Management, and agree to comply with it in all respects.

Signature

Name Printed                 Date

SECURITY TRADING REQUEST

I request permission to buy/sell (circle one) shares of the following securities for my personal account:

I believe that this transaction is not prohibited by the Code of Ethics to which I am subject because (check one):

____ Such transaction is only remotely potentially harmful to any of the portfolios since it would be very unlikely to affect a highly institutional market.  Furthermore, none of the managers has purchased or sold the securities listed above during the last three days.

_____ To the best of my knowledge, based upon investigation, the securities listed above are not being considered and have not been considered for purchase or sale within the last 3 days by any portfolio managed by Joseph

N. Pecoraro, Patrick S Adams, John V Johnson,  or Dorothea J. Moore.

                                                                                                                    Signature                         Date

CONFIRMED:

Date : ____________________

No transaction with respect to the above securities is pending or in progress for any portfolio under management.

APPROVED:

M. Margaret Burns or Joseph N. Pecoraro

***Please copy as needed and submit to the Chief Compliance Officer prior to executing any trade.